EXHIBIT 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement Nos. 333-102509 and 333-109809 on Form S-8 of our reports dated March 16, 2006, relating to the consolidated financial statements and consolidated financial statement schedule of PDF Solutions, Inc. and subsidiaries (collectively, the “Company”) and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP
San Jose, California

March 16, 2006